SCHEDULE 14A
                                 (Rule 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE DEF14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement            |_|   Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Under Rule.14a-12

                            Regency Affiliates, Inc.
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant):

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies: N/A

      2)    Aggregate number of securities to which transaction applies: N/A

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

      4)    Proposed maximum aggregate value of transaction: N/A

      5)    Total fee paid: N/A

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid: N/A

       2)  Form, Schedule, or Registration Statement No.: N/A

       3)  Filing Party:  N/A

       4)  Date Filed: N/A

                            REGENCY AFFILIATES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 30, 2003

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Regency Affiliates, Inc. (the "Company"), a Delaware corporation, will be held in the 11th Floor Conference Center in the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York on Thursday, January 30, 2003 at 11:00 A.M., to consider and act upon the following:

      1.    To elect four Directors;

      2. To ratify the selection of Rosenberg Rich Baker Berman & Company as independent auditors of the Company for the fiscal year ended December 31, 2002; and

      3. To consider and act upon such other matters as may properly come before the Meeting or any adjournment thereof.

      Only stockholders of record at the close of business on December 2, 2002 shall be entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof.

      All stockholders are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Meeting. In the event you decide to attend the Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person.

                                            By order of the Board of Directors,


                                            /s/ Laurence S. Levy
                                            ------------------------------------
                                            Laurence S. Levy
                                            President and CEO

Jensen Beach, Florida
December 30, 2002

--------------------------------------------------------------------------------
IMPORTANT: The prompt return of proxies will ensure that your shares will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States.
--------------------------------------------------------------------------------

                            REGENCY AFFILIATES, INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                JANUARY 30, 2003

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of REGENCY AFFILIATES, INC. (the "Company"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders (the "Meeting") of the Company which will be held in the 11th Floor Conference Center in the offices of Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York, on Thursday, January 30, 2003 at 11:00 A.M., and at any adjournment or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement.

      A Proxy, in the accompanying form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted (i) FOR the election as directors of the persons named herein who have been nominated by the Board, (ii) FOR the ratification of the selection of Rosenberg Rich Baker Berman & Company ("Rich Baker") as independent auditors to audit and report upon the consolidated financial statements of the Company for the fiscal year ended December 31, 2002, and (iii) in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the Meeting. Each such Proxy granted may be revoked at any time thereafter by writing to the Secretary of the Company prior to the Meeting, or by execution and delivery of a subsequent Proxy or by attendance and voting in person at the Meeting, except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy.

      The principal executive offices of the Company are located at 610 N.E. Jensen Beach Blvd., Jensen Beach, Florida 34957. The approximate date on which this Proxy Statement and the accompanying Proxy will be first sent or given to stockholders is December 30, 2002.

      Stockholders of record of the common stock, par value $0.01 per share (the "Common Stock"), of the Company at the close of business on December 2, 2002 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof. On the Record Date, there were issued and outstanding 1,950,549 shares of Common Stock. There was no other class of voting securities outstanding at the Record Date. Each holder of Common Stock is entitled to one vote for each share held by such holder. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting. Votes cast by proxy or in person at the Meeting will be counted by the person appointed by the Company to act as inspector of election for the Meeting. The four nominees for election as directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors. The affirmative vote of a majority of the votes in attendance at the Meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast is necessary to approve the actions described in Proposal No. 2 of the accompanying Notice of Annual Meeting. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the Meeting for quorum purposes but broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to stockholders. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals planned at the Meeting which involve a broker "non-vote."

                       PROPOSAL 1 - ELECTION OF DIRECTORS

      At the meeting, four directors are to be elected. All directors of the Company hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

      It is the intention of the persons named in the proxies for the holders of Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. The management of the Company does not contemplate that the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. In accordance with the Company's by-laws and the General Corporation Law of the State of Delaware, a stockholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of Common Stock present in person or by proxy at the meeting and entitled to vote, will be elected directors.

      The name, principal occupation of and certain other information about each of the nominees is set forth below.

                Name                                            Age
        --------------------                                    ----
        Laurence S. Levy                                         46
        Neil N. Hasson                                           37
        Stanley Fleishman                                        51
        Errol Glasser                                            48

      Mr. Levy is the co-founder of Hyde Park Holdings, Inc., an investment firm specializing in leverage buyouts. There, Mr. Levy acts as a principal investor and is involved in identifying, financing, acquiring and managing companies operating in real estate, industrial manufacturing, infrastructure and sub-assembly, including privatizing public companies.

      Mr. Hasson is currently a private real estate investor. Previously, Mr. Hasson was the head of European Real Estate for DLJ Real Estate Capital Partners, a $660 million real estate fund managed by Donaldson, Lufkin and Jenrette ("DLJ"), where he was involved with the acquisition of real estate throughout the world. Mr. Hasson joined DLJ as a Managing Director in New York in January 1995. Mr. Hasson currently serves as a non-executive director of Sterling Centrecorp, a real estate company listed on the Toronto Stock Exchange.

      Mr. Fleishman has been President and CEO of Jetro Holdings Inc., a wholesale distributor of dry and perishable retail groceries and food service items, since 1992. From 1987 to 1992, he served as Jetro's Vice President and CFO. Prior to Jetro, Mr. Fleishman was CEO of Dion Stores, a non-food discount chain in South Africa.

      Mr. Glasser is President of East End Capital Management, Inc., a private investment and advisory company based in New York City. Previously, Mr. Glasser was a Managing Director at Kidder, Peabody & Co., with responsibility for its West Coast investment banking activity. While there, he worked on numerous mergers and acquisitions as well as private equity financings, IPO's, high yield debt offerings and securitizations. He also headed the firm's Retail Finance Group, served on the firm's Banking Operating Committee and was instrumental in developing the strategy for and organizing sections of the firm's international operations. For several years prior to working for Kidder, Mr. Glasser was a principal in the Trump Group, a privately-held New York-based investment company.

Committees

      The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

      The Audit Committee recommends the independent auditors to the Board of Directors and meets with the independent auditors to discuss matters pertaining to the audit and any other matters which the auditors may wish to discuss as to the scope of their audit and their report. The Audit Committee met three times during the 2001 fiscal year. The Board of Directors has adopted an Audit Committee Charter which is attached hereto as Appendix A. Until the October 28, 2002 reconstitution of the Board, the Audit Committee consisted of Marc Baldinger and Stephanie Carey. As of October 28, 2002 the Audit Committee was reconstituted to consist of its current members, Errol Glasser and Stanley Fleishman.

      The Compensation Committee is responsible for compensation matters as well as the issuance of stock options related to the Company's executive officers. The Compensation Committee did not meet during fiscal year 2001. Until the October 28, 2002 reconstitution of the Board, the Compensation Committee consisted of Martin Craffey and Stephanie Carey. As of October 28, 2002 the Compensation Committee was reconstituted to consist of its current members, Mr. Fleishman and Mr. Glasser.

      The Nominating Committee considers suggestions for nominations from shareholders properly made in accordance with the Company's by-laws. The Nominating Committee did not meet during the last fiscal year. Until the October 28, 2002 reconstitution of the Board, the Nominating Committee consisted of Ms. Carey and Mr. Craffey. As of October 28, 2002, the Nominating Committee was reconstituted to consist of its current members, Mr. Glasser and Mr. Fleishman.

Board Meetings; Nominations

      The business of the Company is managed under the direction of the Board of Directors. There were four meetings of the Board of Directors held in the year ended December 31, 2001. During such year, no directors attended fewer than 75% of all of the meetings of the Board of Directors and committee meetings on which such director served.

      Under the Company's by-laws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been received by the Secretary of the Company not less than 80 days in advance of such meeting; provided, however, that in the event that the date of the meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days' prior to the meeting, notice by the shareholder must be delivered to the Secretary of the Company no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understanding between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC"), had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected.

Executive Officers

      Set forth below is certain information regarding the executive officers of the Company:

             Name             Age                  Current Position
      ------------------      ----      ----------------------------------------
       Laurence S. Levy        46        President and Chief Executive Officer
       Neil N. Hasson          37        Chief Financial Officer

      Officers serve at the discretion of the Board.

      Information regarding Messrs. Levy and Hasson is included herein in the section entitled "Proposal 1 -- Election of Directors."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of December 20, 2002 (except as otherwise indicated) regarding the ownership of Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each individual named in the Summary Compensation Table contained herein, and (iv) all current executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

                                                           Amount
                                                        Beneficially
    Name and Address of Beneficial Owner                    Owned              Percent of Class
    ------------------------------------                    -----              ----------------
Royalty Holdings LLC and Royalty                        1,752,049 (2)                 59.34%
Management, Inc. (1)

Raffles Associates, L.P.                                   71,869 (3)                  3.69%
450 Seventh Avenue
Suite 500
New York, NY 10123

Laurence S. Levy (1)                                    1,777,049 (4)                 59.68%

Neil N. Hasson (1)                                         25,000                      1.27%

Errol Glasser                                               1,000                 Less than 1%
280 Madison Avenue
Suite 600
New York, NY 10016

Stanley Fleishman                                               0                         *
98 Rye Ridge Road
Harrison, NY 10528

William R. Ponsoldt, Jr. (5)                                7,438 (6)             Less than 1%

Marc H. Baldinger (5)                                       7,438 (6)             Less than 1%

All current Directors and Executive Officers as a       1,803,049                      60.0%
group

----------

(1) The address of such beneficial owner is c/o Hyde Park Holdings, 595 Madison Avenue, New York, New York 10022.

(2) Includes 1,002,049 shares issuable to Royalty Holdings LLC upon conversion of a convertible note. All shares owned by Royalty Holdings LLC may be deemed to be beneficially owned by Royalty Management, Inc., its Manager.

(3) Based on information contained in the Statement on Schedule 13G filed by such beneficial owner on November 1, 2002.

(4) Comprised of (i) the shares that are beneficially owned by Royalty Management, Inc., of which Mr. Levy is the President, sole director and sole stockholder and (ii) 25,000 shares underlying options which Mr. Levy is expected to receive in connection with his employment.

(5) The address of such beneficial owner is c/o Regency Affiliates, Inc., 610 N.E. Jensen Beach Blvd., Jensen Beach, Florida 34957.

(6) Includes 2,000 shares of Common Stock underlying stock options issued to such individuals when they were directors of the Company, in accordance with a director compensation program.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's executive officers, directors and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file certain reports ("Section 16 Reports") with the Securities and Exchange Commission with respect to ownership and changes in ownership of the Common Stock and other equity securities of the Company. Based solely on the Company's review of the Section 16 Reports furnished to the Company and written representations from certain reporting persons, all Section 16(a) requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2001.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

      The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to the person who served as the Company's chief executive officer during the last fiscal year and its four most highly compensated executive officers, other than the chief executive officer (together, the "Named Executive Officers"), who were serving as executive officers of the Company or one of its subsidiaries or divisions during and at the end of the Company's last fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three fiscal years:

                                       Annual Compensation                           Long Term Compensation
                            -------------------------------------------   ------------------------------------------
                                                                                          Securities
                                                           Other Annual    Restricted     Underlying      All Other
Name and Principal                                         Compensation   Stock Awards      Options     Compensation
Position                    Year     Salary      Bonus          ($)            (s)          (#)(1)           ($)
--------------------------------------------------------------------------------------------------------------------
William R. Ponsoldt, Sr.    2001    271,638    935,920        10,000                0        10,000              0
Pres./CEO (2)               2000    269,114    501,904        10,000                0        10,000              0
                            1999    258,000    307,393         7,200                0        10,000              0

Marc H. Baldinger           2001     40,000          0        10,000                0        10,000              0
CFO (3)                     2000          0          0        10,000                0        10,000              0
                            1999          0          0        10,000                0        10,000              0
--------------------------------------------------------------------------------------------------------------------

(1) The numbers do not reflect the one-for-ten reverse stock split effected February 15, 2002.

(2) For a description of Mr. Ponsoldt's employment agreement see "Executive Compensation - Employment Contracts." Mr. Ponsoldt had accrued payment of his salary and bonus until October 2001. On such date, the Company had paid his salary, bonus and accrued interest of $1,355,000. On the date of the "Restructuring Transactions" described below, the Company and Mr. Ponsoldt entered into the Contingent Payment Agreement described under "Certain Relationships and Related Transactions."

(3) Mr. Baldinger accepted the position of Chief Financial Officer in 2001. Mr. Baldinger was paid $40,000, $0 and $0 as compensation in 2001, 2000 and 1999, respectively.

Option/SAR Grants.

      The table below shows the individual grants of stock options (whether or not in tandem with SARs) and freestanding SARs made during the last completed fiscal year to any of the named executive officers. Other than the 2001 year options for 10,000 shares, exercisable at $0.40 per share of Common Stock, issued to William R. Ponsoldt, Sr. and Marc H. Baldinger in their capacity as directors, no options were granted.

                     Options Grants In Last Fiscal Year (1)

                                          Percent Of
                          Number of     Total Options                                 Potential Realizable Value at Assumed
                         Securities       Granted To     Exercise                   Annual Rates of Stock Price Appreciation
                         Underlying       Employees        Price     Market Price           for the Option Term (2)
                           Options        In Fiscal      Per Share    On Date Of   -----------------------------------------
      Name                 Granted           Year           ($)       Grant ($)     Expiration Date       5%            10%
----------------------------------------------------------------------------------------------------------------------------
William Ponsoldt, Sr        10,000           100%        $   0.40     $   0.33          08/05/06        $  422        $1,846
Marc Baldinger              10,000           100%        $   0.40     $   0.33          08/05/06        $  422        $1,846
----------------------------------------------------------------------------------------------------------------------------

(1) These amounts do not reflect the one-for-ten reverse stock split effected February 15, 2002.

(2) The SEC requires disclosure of the potential realizable value or present value of each grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future Common Stock prices. The disclosure assumes the options will be held for the full six-year term prior to exercise. Such options may be exercised prior to the end of such six-year term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Value.

      The table below shows there were no exercise of stock options (nor tandem
SARs) nor freestanding SARs during the last completed fiscal year by any of the named executive officers.

                       Option Values at December 31, 2001

                                                       Number of Securities Underlying
                                                     Unexercised Optionsat December 31,   Value of In-The-Money Options
                             Shares                        2001 (# of Shares) (1)            at December 31, 2001 (2)
                          Acquired On                ------------------------------------------------------------------
                            Exercise         Value                          Un-                                Un-
Name                       (# Shares)      Realized    Exercisable      Exercisable       Exercisable      Exercisable
-----------------------------------------------------------------------------------------------------------------------
William R. Ponsoldt,Sr.         -             -           10,000          20,000               -                -
Marc Baldinger                  -             -           10,000          20,000               -                -
-----------------------------------------------------------------------------------------------------------------------

(1) These amounts do not reflect the one-for-ten reverse stock split effected February 15, 2002.

(2) The SEC requires disclosure of the potential realizable value or present value of each grant. The 5% and 10% assumed annual rates of compound stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future Common Stock prices. The disclosure assumes the options will be held for the full six-year term prior to exercise. Such options may be exercised prior to the end of such six-year term. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance that the stock price will appreciate at the rates shown in the table.

Incentive Stock Option Plan.

      The Company has reserved 500,000 shares of its Common Stock for issuance under its 1988 Incentive Stock Plan. There are no options currently outstanding under this plan.

Non-Qualified Stock Options.

      Non-qualified stock options to acquire a total of 70,000 shares of Common Stock of the Company were granted in 2001 to directors of the Company in accordance with the directors' compensation program as approved by the shareholders in the 1999 meeting of shareholders. The options were granted at an exercise price of $0.40 per share, the par value of the common shares at date of grant. The options vested on February 5, 2002 and are exercisable until August 5, 2006.

Compensation of Directors.

      At the 1999 meeting of shareholders held on August 5, 1999, the shareholders approved a compensation program for directors providing for (i) an annual retainer for all directors of $10,000, payable one-half in cash and one-half in Common Stock, (ii) a fee of $125/hour, with a two hour minimum, for attendance at each meeting of the Board of Directors or committee thereof, provided that multi-day meetings and specific consultations with our executive management lasting at least eight hours are compensated on a flat per diem rate of $1,000, and (iii) an award of an option to all directors to purchase 10,000 shares of Common Stock, at fair market value on date of grant. The above-described compensation program is no longer in effect.

Other Arrangements.

      Martin J. Craffey was paid $7,400 for consulting primarily with respect to the operations of Rustic Crafts International, Inc., a recently sold subsidiary of the Company. There were no other arrangements pursuant to which any director was compensated during our last completed fiscal year for services provided as a director.

      Each of William R. Ponsoldt, Jr. and Mr. Craffey were appointed directors of the Company by Statesman Group, Inc. ("Statesman") as part of the closing of the National Resource Development Corporation ("NRDC") transaction on July 7, 1993. Each had an understanding with Statesman and/or the Company that, as an inducement to accept his position as a director, he would receive options to purchase shares of the Series C Preferred Stock. See "Certain Relationships and Related Party Transactions" below.

Employment Contracts.

      On June 3, 1997, the Company entered into an Employment Agreement with William R. Ponsoldt, Sr., pursuant to which he became the President and Chief Executive Officer of the Company. The Employment Agreement provided for Mr. Ponsoldt, Sr. to continue as President and Chief Financial Officer of the Company until his attainment of retirement age, his resignation upon 30 days' notice to the Company or his removal from office upon death or disability or for just cause. In connection with the Restructuring Transactions, Mr. Ponsoldt, Sr. resigned his position as Chairman, President and Chief Executive Officer. The Employment Agreement provided for a base salary in annual installments, in advance, of $250,000 each, which salary is to be adjusted on January 1 of every year by any increase since the previous January 1 in the Consumer Price Index ("CPI") for All Urban Consumers, U.S. city average, as published by the U.S. Department of Labor, Bureau of Labor Statistics. As additional compensation, payable on a quarterly basis, Mr. Ponsoldt, Sr. was entitled to receive an amount equal to 20% of the Company's increase in quarterly common stock net worth, which is defined to be the difference between (i) total shareholders' equity and (ii) any shareholders' equity accounts relating to preferred stock. Mr. Ponsoldt, Sr. could elect to have a portion of his salary or additional compensation in the form of (i) a qualified pension plan; (ii) a qualified profit sharing plan; or (iii) life insurance with a beneficiary of his choice. The Company could elect to pay up to 50% of the additional compensation by the issuance of warrants to purchase Common Stock at a price equal to 50% of the average bid price for Common Stock for the calendar quarter for which the increased compensation is payable. At Mr. Ponsoldt, Sr.'s option, payment for the exercise of the warrants, in whole or in part, could be made in the form of a promissory note secured by a pledge of the shares purchased. The Employment Agreement further provided for Mr. Ponsoldt, Sr. to receive health and disability insurance (with a benefit of $100,000/year payable in the event of long-term disability), an automobile allowance of $600/month (to be adjusted by increase in the CPI), and reimbursement of expenses. The Employment Agreement provided that Mr. Ponsoldt, Sr. will not compete with the Company for a two-year period following the termination of his employment. In addition, the Company agreed to indemnify Mr. Ponsoldt, Sr. under certain circumstances.

      In connection with the Restructuring Transactions described below, the Company entered into an Employment Agreement with Laurence S. Levy, the new President and Chief Executive Officer of the Company, and with Neil Hasson, the new Chief Financial Officer and Secretary of the Company. Under each employment agreement, the executive's employment commences on the date of the Restructuring Transactions and terminates upon the date on which the executive attains retirement age, provided that the executive may terminate his employment upon 30 days notice to the Company and he may be removed from office upon death or disability or for just cause. The employment agreements provides for a base salary of $150,000 for Mr. Levy and $50,000 for Mr. Hasson, a discretionary bonus and other customary benefits, including, in each case, options to purchase 25,000 shares of Company common stock for $1.35 per share.

                        COMPENSATION COMMITTEE AND AUDIT

                                COMMITTEE REPORTS

      The company's current management has been informed by prior management that no written reports were prepared in respect of the compensation policies applicable to executive officers for fiscal year 2001 or in respect of the preparation of the Company's 2001 audited financial statements.

                                PERFORMANCE GRAPH

      The following graph compares the cumulative return among the Common Stock, an index of 10 companies with similar market capitalizations to that of the Company1 and the Russell 2000 Stock Index, for the periods shown. The quarterly changes for the periods shown in the graph are based on the assumption that $100 had been invested in the Common Stock and each index on December 31, 1996 and that all dividends were reinvested.

[LINE CHART OMITTED]

                                                  December 31
                           ----------------------------------------------------------
                             1996      1997      1998      1999      2000      2001
                             ----      ----      ----      ----      ----      ----
Regency Affiliates, Inc.    100.00    111.11    105.55    216.71     83.38     44.44
Russell 2000                100.00    122.36    119.25    144.60    140.23    143.71
Market Cap Group            100.00     83.57    103.98    120.22     48.74     31.77

----------

1 The Company used a group of companies with similar market capitalizations because it does not believe it can reasonably identify an accurate peer group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Options Granted to Statesman.

      Statesman is an international business corporation organized under the laws of the Bahamas. Its principal business is the making of investments in the United States and elsewhere. Both its principal business and principal office are located at Bay Street, Nassau, Bahamas. The Statesman Irrevocable Trust, dated April 15, 1991 ("Statesman Trust"), is the controlling person of Statesman. Statesman Trust is an irrevocable trust for the benefit of William R. Ponsoldt, Jr., a director of the Company prior to October 28, 2002, Tracey A. Ponsoldt, now married and also known as Tracey A. Powers, and Christopher J. Ponsoldt, all children of William R. Ponsoldt, Sr., the Chairman, President and Chief Executive Officer of the Company prior to October 28, 2002. The acting trustees of Statesman Trust have the sole right to control the disposition of and vote the Company's securities that are acquired by Statesman.

      Pursuant to an Agreement, dated June 3, 1997, as amended and restated on March 24, 1998, between the Company and Statesman (the "Amended Agreement"), Statesman was granted options to purchase 6.1 million shares of Common Stock. Statesman owned approximately 25% of the Company's outstanding Common Stock prior to the issuance of these options. The options were issued to Statesman in order to secure its release of Mr. William R. Ponsoldt, Sr. so that he may serve as the Company's President and Chief Executive Officer and to recognize in part, the amendment to the Series C Preferred Shares under which Statesman forfeited its common stock conversion rights with respect thereto. Statesman also agreed to provide loan guarantees not to exceed the sum of $300,000 upon the request of the Company and a showing of reasonable need. In 2001, the Company accessed and repaid the line of credit from Statesman. The loans had been collateralized with holdings of Glas-Aire stock owned by the Company. Statesman and/or its affiliate interests have provided loan guarantees and/or unsecured prime interests to the Company exceeding $2,000,000 since June 1997. Pursuant to the Amended Agreement, until their date of expiration, the options were exercisable at any time in whole or part at a price equal to the lower of (a) the closing trading price as of the most recent date on which at least 10,000 shares of such stock were traded, or (b) the average closing trading price of the shares during the ninety day period immediately preceding the date of exercise. The Company agreed to reserve sufficient shares to meet the requirements of the options. The options became exercisable immediately and remained exercisable until April 15, 2007. At the option of Statesman, payment could and was made by Statesman for exercise of the options, in whole, in the form of a promissory note executed by Statesman, secured only by a pledge of the shares purchased, which promissory note would accrue interest for any quarter at the prime rate in effect on the last day of the quarter at Chase Manhattan Bank, with interest and principal payable in a balloon payment five years after the date of execution of the note, provided that if the Board of Directors reasonably determines that exercising the options by delivery of a note would render the respective purchase of shares void or voidable, then the Board of Directors may require, as a condition to the exercise of the options, that Statesman either (i) pay at least the par value of the shares in cash (with the balance paid by delivery of a note), or (ii) provide acceptable collateral other than the shares themselves to secure payment of the note. The Company received no cash consideration with respect to the issuance of the securities to Statesman, no commissions were paid, and no underwriter was involved. The options granted to Statesman have no readily determinable value and, therefore, the Company has not recognized any costs associated with the issuance of these options.

      At a meeting of the Board of Directors on December 3, 2000, Statesman notified the Company that it intended to exercise its option. The Board of Directors formed a committee to negotiate for collateral for the note that Statesman was entitled to issue to exercise the option. The committee also obtained independent expert advice with respect to the transaction.

      On October 15, 2001, Statesman exercised the option in full pursuant to an Option Exercise Agreement that (1) provided for a purchase price at $.40 per share (par value) rather than the formula price in the option, which would have yielded the Company approximately 25% less and (2) provided for collateral for the $2.44 million 5-year note issued by Statesman to the Company (in addition to the shares purchased) in the form of the 20% stock interest owned by Statesman in National Resource Development Corporation ("NRDC"), an 80% owned subsidiary of the Company.

Disposition of Interest in Glas-Aire.

      On September 17, 2001, the Company completed a transaction for the disposition of its interest in its partially owned subsidiary, Glas-Aire. Prior to the transaction, each corporation owned a substantial percentage of the common stock of the other and they had certain officers and directors in common. Pursuant to an agreement entered into on September 17, 2001 and amended on October 1, 2001, the Company exchanged 1,215,105 shares of common stock of Glas-Aire, representing approximately 50% of the issued and outstanding shares of Glas-Aire, for $2,500,000 plus 4,040,375 shares of Common Stock, or approximately 23% of the issued and outstanding shares of the Company. As a result of the transaction, neither the Company nor Glas-Aire owns any stock of the other.

      The exchange rate was based on negotiations between the parties and confirmed as to fairness by independent valuation firms, hired by respective committees of each of the boards of directors of the Company and Glas-Aire.

      The former president of Glas-Aire has commenced litigation in British Columbia, Canada against Glas-Aire, the Company, Mr. Ponsoldt and Mr. Baldinger, among other things, asserting that the Company-Glas-Aire transaction is in breach of bank agreements, securities law and fiduciary duties owed to Glas-Aire and its shareholders. While the Company has been served, plaintiff has not proceeded on this action and has not filed a statement of claim on a timely basis. Should plaintiff continue with the action, the defendants, including the Company, would vigorously defend this litigation.

Disposition of Rustic Crafts

      On September 30, 2002 the Company's subsidiary, Rustic Crafts, sold all of its operating assets subject to the assumption of certain of its liabilities.

      Rustic Crafts received the following consideration from the buyer of its operating assets.

1.    A note for $707,000.

2. A note for $400,000 without interest payable on September 30, 2003 absent the occurrence of certain events requiring prepayment; and

3. $200,000 (the proceeds of which were from a $250,00 loan from the Company to the buyer).

Additionally, Rustic Crafts entered into a three year lease with the buyer for its land and building which it retained, requiring payments of $6,500 per month for a thirty six (36) month period.

Restructuring Transactions

      On October 16, 2002, the Company redeemed all the shares of common stock of the Company owned by Statesman pursuant to the terms of a Redemption Agreement, dated October 16, 2002, between the Company and Statesman.

      The Company funded the redemption from the proceeds of an aggregate of $4,750,000 borrowed from Royalty Holdings, LLC (the "Lender"), an affiliate of Messrs. Levy and Hasson, in exchange for two notes - a $3,500,000 5% Convertible Promissory Note due October 16, 2012 and a $1,250,000 9% Promissory Note due October 16, 2007. Both notes allow interest to accrue without current payment. The principal and interest under the Convertible Promissory Note may be converted into Common Stock at a conversion rate of $2.00 per shares. On November 7, 2002, the Lender converted $1,495,902 of the principal amount of the Convertible Promissory Note plus accrued interest into 750,000 shares of Common Stock. The 9% Promissory Note must be prepaid upon the receipt by the Company of sufficient proceeds from its investment in Security Land and Development Company Limited Partnership after discharge of certain pre-existing indebtedness of the Company.

      In connection with the redemption, effective October 28, 2002, each of the former directors of the Company resigned and the four current directors were appointed to serve as the successor members of the Board of Directors. In addition, simultaneously with the redemption, all of the officers of the Company resigned and were replaced by designees of the Lender.

      In connection with the redemption, the Company acquired from Statesman a three year option to purchase the 20% stock interest in NRDC held by Statesman. To exercise the option, the Company must deliver to Statesman for cancellation the $2.44 million note issued to the Company by Statesman in October 2001. As consideration for the option, the Company (i) paid Statesman $250,000, (ii) amended the note and related pledge agreement to limit the Company's recourse under the note and (iii) transferred to Statesman certain office furniture and equipment owned by the Company.

      In connection with the redemption, the Company entered into a Contingent Payment Agreement with William R. Ponsoldt, Sr., the former President and Chief Executive Officer of the Company, whereby payment of $1,508,000 of accrued compensation owed to Mr. Ponsoldt by the Company became subject to the satisfaction of certain conditions precedent. The Company also entered into an agreement with Statesman providing for (i) an amendment to the Certificate of Designations of the Series C Preferred Stock for the Company and (ii) certain limitations on the ability of Statesman to issue or transfer shares or other beneficial interests in Statesman or to sell, transfer, purchase or acquire any capital stock of the Company, in each case without first receiving written confirmation from the Company that such issuance or transfer would not adversely affect the Company's ability to utilize its net operating loss carryforwards. The Company paid Statesman an aggregate amount of $2,730,000 in consideration of the foregoing agreements.

      The loans, redemption, and other transactions described above are collectively referred to herein as the "Restructuring Transactions."

Compensation Committee Interlocks and Insider Participation

      During the 2001 fiscal year, the Company's Compensation Committee consisted of Stephanie Carey and Martin J. Craffey.

                 PROPOSAL 2 - SELECTION OF INDEPENDENT AUDITORS

      At the recommendation of the Audit Committee, the Board has selected Rosenberg Rich Baker Berman & Company to serve as independent auditors of the Company for its fiscal year ending December 31, 2002. Although stockholder ratification of the Board's action in this respect is not required, the Board considers it desirable for stockholders to pass upon the selection of independent auditors and, if the stockholders disapprove of the selection, intends to consider the selection of other independent auditors for the current fiscal year.

      A representative of Rosenberg Rich Baker Berman & Company is expected to be present at the Meeting, will have an opportunity to make a statement if such representative desires and will be available to respond to appropriate questions from stockholders.

      Audit Fees. The Company incurred fees charged by Rosenberg Rich Baker Berman & Company for the fiscal year ended December 31, 2001 for the audit of its annual financial statements and for the review of financial statements included in its Forms 10-Q for fiscal 2001 in the amount of $58,315.

      All Other Fees. The aggregate fees billed for services rendered by Rosenberg Rich Baker Berman & Company, other than services referred to above, for the fiscal year ended December 31, 2001 were approximately $74,710.

      All of the work performed by Rosenberg Rich Baker Berman & Company on the audit of annual financial statements for fiscal year 2001 was performed by persons employed by Rosenberg Rich Baker Berman & Company on a full-time basis.

                              STOCKHOLDER PROPOSALS

      Stockholders may submit proposals on matters appropriate for stockholder action at the Company's next annual meeting of Stockholders after the Meeting (the "Next Meeting"), consistent with regulations adopted by the Securities and Exchange Commission. Under SEC rules, proposals to be considered for inclusion in the Proxy Statement for the Next Meeting must be received by the Company on or before September 4, 2003. Proposals should be directed to the attention of Corporate Secretary, 610 N.E. Jensen Beach Blvd., Jensen Beach, Florida 34957.

      In addition, according to the by-laws of the Company, at any annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 80 days nor more than 180 days prior to the meeting; provided, however, that if the date of the public meeting was not announced more than 90 days prior to the meeting, notice to be timely delivered must be delivered to the Secretary of the Company not later than the close of business on the 10th day following the date on which the meeting date was communicated to stockholders. The by-laws contain provisions for the content of a proper notice.

                                  ANNUAL REPORT

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 ACCOMPANIES THIS PROXY STATEMENT. THE ANNUAL REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE. ADDITIONAL COPIES OF THE FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 WILL BE PROVIDED, WITHOUT CHARGE, UPON WRITTEN REQUEST FROM ANY STOCKHOLDER TO: REGENCY AFFILIATES, INC., ATTENTION: CORPORATE SECRETARY, 610 JENSEN BEACH BLVD., JENSEN BEACH, FLORIDA 34957.

                                 OTHER BUSINESS

      As of the date of this Proxy Statement, the Board does not know of any other matter to be brought before the Meeting. However, if any other matters not mentioned in the Proxy Statement are brought before the Meeting or any adjournments thereof, the persons named in the enclosed Proxy or their substitutes will have discretionary authority to vote proxies given in said form or otherwise act, in respect of such matters, in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ Laurence S. Levy
                                          -------------------------------------
                                          Laurence S. Levy
                                          President and Chief Executive Officer

December 30, 2002

                                                                      Appendix A

                            REGENCY AFFILIATES, INC.

                             AUDIT COMMITTEE CHARTER

ORGANIZATION

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a Committee member. The Committee members shall meet the "independence requirements" as set forth in SEC Release Number 34-42266. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and serve until their successors shall be duly elected and qualified. Unless a Chairperson is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to Corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the Corporate accounting and reporting are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

      - Review and recommend to the Board of Directors the independent auditors to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries and receive from the selected auditors the disclosures regarding their independence as required by Independence Standards Board Statement No. 1.

      - Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to he utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

      - Review with the independent auditors, the Corporation's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis will be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically will review Corporation any existing policy statements to determine their adherence and inquire of management, the director of internal auditing, and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Corporation.

      - Review the internal audit function of the Corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

      - Receive prior to each meeting with the internal audit committee, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

      - Review the financial statements contained in the Annual Report to shareholders with management and the independent auditors to determine that The independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and recommend the same for inclusion in the Annual Report on SEC Form 10K. Any changes in accounting principles will be reviewed.

      - Review with Management the Quarterly Financial information before filing with the SEC.

      - Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors evaluation of the Corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

      - Review accounting and financial human resources and succession planning within the Corporation.

      - Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

      - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

      - Review policies and procedures with respect to officers' expense accounts and perquisites, including their use of Corporate assets, and consider the results of any review of these areas by the internal auditor or the independent accountant.

      -     Review Transactions with Related Parties.

      -     Monitor Insider Trading and Reporting.

      - Prepare a letter for inclusion in the annual report that describes the committees composition and responsibilities, and how they were discharged.

                            REGENCY AFFILIATES, INC.
                ANNUAL MEETING OF STOCKHOLDERS - JANUARY 30, 2003
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints each of Laurence S. Levy and Neil N. Hasson as the undersigned's proxy, with full power of substitution, to vote all shares of Common Stock, par value $0.01 per share of Regency Affiliates, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, January 30, 2003 at 11:00 A.M. local time, in the 11th Floor Conference Center in the offices of Katten Muchin Zavis Rosenman, at 575 Madison Avenue, New York, New York 10022, and at any adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the proxy nominees named above and each of them are specifically directed to vote as indicated below.

      WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF ROSENBERG RICH BAKER BERMAN & COMPANY AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 2002 FISCAL YEAR.

                    (Continued, and to be signed and dated on the reverse side.)

|X|   PLEASE MARK YOUR VOTES AS IN
      THIS EXAMPLE

                                       FOR                       WITHHOLD AUTHORITY           Nominees:
1.    Election of            all nominees listed at                                           Laurence S. Levy
      Directors            right (except as marked to         to vote for all nominees        Neil N. Hasson
                               the contrary below)                listed at right             Stanley Fleishman
                                       |_|                              |_|                   Errol Glasser

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

       ------------------------------------------------------------------

2. Ratification of Rosenberg Rich Baker Berman & Company as the Company's independent auditors.

                     FOR          AGAINST         ABSTAIN
                     |_|            |_|             |_|

      If there are any amendments or variations to the matters proposed at the meeting or at any adjournments or postponements thereof, or if any other business properly comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein and each of them to vote on such amendments, variations or other business.

      The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the January 30, 2003 meeting.

REGENCY AFFILIATES, INC.
610 Jensen Beach Blvd.
Jensen Beach, Florida 34957

PLEASE PROMPTLY COMPLETE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
ENVELOPE.


-----------------------------   -------------------------      -----------------
Signature of Shareholder               Print Name                    Dated


-----------------------------   -------------------------      -----------------
Signature of Shareholder               Print Name                    Dated


(Please sign exactly as name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. If a corporation, please sign in full corporate name by President or the authorized officer(s). If a partnership, please sign in partnership name by authorized person. If stock is in the name of two or more persons, each should sign. Joint owners should each sign. Names of all joint holders should be written even if signed by only one).